UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2005

NextMedia Operating, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	333-84416	84-154397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6312 S. Fiddlers Green Circle, Suite 360E Greenwood Village Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 694-9118

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On August 11, 2005, NextMedia Operating, Inc. (the “Company”) entered into a Second Amendment (the “Second Amendment”) to its Amended and Restated Credit Agreement, dated as of April 9, 2004, by and among the Company, as borrower, the other credit parties signatory thereto, the other lenders signatory thereto and General Electric Capital Corporation, as agent for the lenders (as amended by the First Amendment to Amended and Restated Credit Agreement, dated as of February 25, 2005, the “Credit Agreement”). The Second Amendment provides, among other things, for (i) a temporary increase in the maximum principal amount of the revolving loan commitment under the Credit Agreement from Seventy-Five Million Dollars ($75,000,000) to One Hundred Twenty-Five Million Dollars ($125,000,000) and (ii) a modification of the terms and covenants relating to mandatory prepayment, dividends and assignments and participations under the Credit Agreement.

The foregoing description is qualified in its entirety by reference to the Second Amendment, a copy of which is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Second Amendment to Amended and Restated Credit Agreement dated August 11, 2005 among NextMedia Operating, Inc., the other credit parties signatory thereto, the other lenders signatory thereto and General Electric Capital Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NextMedia Operating, Inc.

Date: August 16, 2005	By:	/s/ Sean R. Stover
	Name:	Sean R. Stover
	Title:	Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Second Amendment to Amended and Restated Credit Agreement dated August 11, 2005 among NextMedia Operating, Inc., the other credit parties signatory thereto, the other lenders signatory thereto and General Electric Capital Corporation